UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 6, 2012

Silverton Adventures, Inc.
(Exact Name of Registrants as Specified in Their Charters)

Nevada
(State or Other Jurisdiction of Incorporation)

333-153626	80-5072317
(Commission File Number)	(IRS Employer Identification No.)

6283-B South Valley View Boulevard, Las Vegas, Nevada	89118
(Address of Principal Executive Offices)	(Zip Code)

(702) 876-1539
(Registrant’s Telephone Number, Including Area Code)

5070 Arville Street #7, Las Vegas, Nevada 89118
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 1, 2011, the Company entered into a new lease agreement at 6283-B South Valley View Boulevard, Las Vegas, Nevada 89118. The new lease is for thirty-six (36) months at a price of $5,200 per month.  As a part of the new lease agreement, the Company will have four (4) free months of rent and will not have an initial monthly lease payment until April 1, 2012.

The new executive office and warehouse space is approximately 7,000 square feet.  The new office location is better suited for our printing division, Silverton Printing, Inc., in that it provides a larger layout for the Company’s printing equipment along with contiguous secure space for the computer servers required to be used for when the Company starts to market its online, on demand digital printing service later in 2012. Additionally, the new office location provides a larger warehouse for the rack storage of up to 8,000 titles.

Item 3.02 Unregistered Sales of Equity Securities

On December 2, 2011, the Company issued 100,000 shares of Series “A” Convertible Preferred Stock (the “Convertible Preferred Stock”) to two (2) non-affiliated purchasers for an aggregate capital raise of $10,000 USD.  The Convertible Preferred Stock is convertible into common stock of the Company at a conversion rate of one (1) share of Convertible Preferred Stock for one hundred (100) shares of Common Stock. The proceeds of the sale of the Convertible Preferred Stock was used to pay for book keeping and audited financial statements for the fiscal year ended June 30, 2011.

Item 8.01    Other Events

The Company posted an online news release on its online web site www.silvertonadventures.com. The text of this release is included as an exhibit to this filing.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2012	Silverton Adventures, Inc.

	By:	/s/ Ron Miller
Name: Ron Miller
Title: President